Filed Pursuant to Rule 433

Registration Statement No. 333-213383-04

Dated September 11, 2017

PECO Energy Company

$325,000,000 First and Refunding Mortgage Bonds, 3.700% Series Due 2047

Pricing Term Sheet

Issuer:	PECO Energy Company
Ratings:*	Aa3 (Moody’s); A- (S&P); A (Fitch)
Rating Agency Outlooks:*	Stable (Moody’s); Stable (S&P); Stable (Fitch)
Securities:	First and Refunding Mortgage Bonds
Trade Date:	September 11, 2017
Settlement Date:	September 18, 2017 (T+5)
Principal Amount:	$325,000,000
Maturity:	September 15, 2047
Coupon:	3.700%
Benchmark Treasury:	3.000% due May 15, 2047
Benchmark Treasury Price and Yield:	105-07+; 2.741%
Spread to Benchmark Treasury:	+98 basis points
Yield to Maturity:	3.721%
Public Offering Price:	99.623%
Interest Payment Dates:	March 15 and September 15 of each year, commencing March 15, 2018
Redemption Provisions:

At any time prior to March 15, 2047 (six months prior to the maturity date of the Bonds) at the greater of (i) 100% of the principal amount of the bonds to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds to be redeemed (excluding interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury rate plus 15 basis points, plus, in each case accrued interest to the redemption date

At any time on or after March 15, 2047, at 100% of the principal amount, plus accrued interest to the redemption date

CUSIP:	693304 AV9
ISIN:	US693304AV99
Joint Book Running Managers:	BNP Paribas Securities Corp.
MUFG Securities Americas Inc.
Senior Co-Manager:	Santander Investment Securities Inc.
Co-Managers:	CastleOak Securities, L.P. C.L. King & Associates, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. at (800) 854-5674 or MUFG Securities Americas Inc. at (877) 649-6848.